Exhibit 99.1

Contact:	Janice Stipp
Tecumseh Products Company
734-585-9507
Investor.relations@tecumseh.com

Tecumseh Board Appoints Harold Karp as President and CEO

ANN ARBOR, MI, September 24, 2014 -- After a comprehensive executive search and interview process by the Board of Tecumseh Products Company (Nasdaq:TECU), Harold Karp has been named President and Chief Executive Officer. Mr. Karp formerly served as the interim President and CEO since June 27, 2014.

The Board engaged Russell Reynolds Associates to conduct a search for a permanent President and CEO. The search included reviews of, and in-person interviews with, several qualified candidates, including Mr. Karp, by Russell Reynolds and the Board. Upon the completion of this process, it was the unanimous decision of the Board to appoint Mr. Karp.

“Through this process, we had the opportunity to review and meet with several talented and experienced executives,” said Gary Cowger, Tecumseh’s Chairman of the Board. “Based upon Harold’s credentials and his demonstrated performance over the past months, however, it is the consistent view of the Board that Harold is the best candidate. In a short time as the interim CEO, Harold has created a culture of accountability and collaboration among the management team and with the Board,” Mr. Cowger added.

“I deeply appreciate the confidence and trust that the Board has placed in me,” Mr. Karp said. “I am encouraged by some early positive steps that have been taken, but I take very seriously the responsibility of implementing a successful turnaround for Tecumseh. With our strong management team and the support of our Board, I am optimistic about Tecumseh’s future.”

Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s website at www.tecumseh.com.